Third Amendment to Automatic YRT Reinsurance Agreement

("Third Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*],

and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, and the Second Amendment to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement shall be and is hereby amended and incorporated as follows:

The following section is added to the end of Exhibit A:

Adjustment of Retained Share on Policy Anniversaries

On a policy anniversary, if the Net Amount at Risk exceeds the Specified Amount on a policy ("Policy A"), and if treating the Net Amount at Risk on Policy A as the Specified Amount would cause Ceding Company's Per Life Retention Limit (or Joint Life Retention Limit for a joint policy), based on original policy issue age and taking into account all policies on the life or lives (the "Limit"), to have been exceeded, then Retained Share will be adjusted so that the Limit is exactly retained, except that

∙For automatic cessions, if the Net Amount at Risk would exceed the Automatic Binding Limit defined in Exhibit B.3, while subject to the Jumbo Limits defined in Exhibit B.4, the Reinsurer will provide coverage up to the Reinsurer's

Percentage Share of the Automatic Binding Limit, and the Ceding Company will retain any excess Net Amount at Risk.

∙For facultative cessions, the Ceding Company will retain an amount large enough to avoid exceeding the maximum ultimate coverage amount in the facultative offer ("Offer Amount").

Similarly, for facultative cessions, on a policy anniversary, if the current Retained Share would cause the current Net Amount at Risk ceded to Reinsurer to exceed the Offer Amount, Retained Share will be adjusted so that the Net Amount at Risk ceded to Reinsurer matches the Offer Amount.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, together with all exhibits and attachments thereto, remain in full force and effect. This Third Amendment is effective [*] upon execution by both of the undersigned parties.

This Third Amendment has been signed in multiple counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. The Ceding Company and the Reinsurer agree that transmission of copies of original signatures as a "PDF" document attached to an email will constitute valid execution of this

Amendment and that, in such instance, there will be no need to exchange "wet" signatures. This Third Amendment is executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

2